Exhibit 99.6

STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES

OF THE CONCHO PROPERTIES WORKING INTEREST

For the period from January 1, 2016 to February 25, 2016
(in thousands)

Revenues:

Oil Sales	$3,862

Natural gas and natural gas liquids	186

Total revenues	4,048

DIRECT OPERATING EXPENSES:

Total direct operating expenses	1,993

REVENUES IN EXCESS OF DIRECT OPERATING EXPENSES	$2,055

See accompanying notes to the Statement of Revenues and Direct Operating Expenses

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NOTES TO THE STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES

OF THE CONCHO PROPERTIES WORKING INTEREST

NOTE 1—BASIS OF PRESENTATION

On January 12, 2016 Silver Hill Energy Partners II, LLC (“Silver Hill II”) was formed with the sole purpose of acquiring producing properties and undeveloped acreage from Concho Resources Inc. (“Concho”) (such properties and undeveloped acreage, the “Concho Properties” and such acquisition, the “Concho Acquisition”). Silver Hill II only acquired assets in the Concho Acquisition and did not acquire any entities, subsidiaries or employees of Concho. The Concho Properties are located in the Delaware Basin of West Texas. The Concho Acquisition closed on February 26, 2016 and the aggregate purchase price was $292 million, including customary post-close adjustments, which was paid in cash.

Because the Concho Properties are not separate legal entities, the accompanying Statement of Revenues and Direct Operating Expenses (“Statement”) varies from a complete income statement in accordance with accounting principles generally accepted in the United States of America in that it does not reflect certain expenses that were incurred in connection with the ownership and operation of the Concho Properties including, but not limited to, general and administrative expenses, interest expense, and other indirect expenses. These costs were not separately allocated to the Concho Properties in the accounting records of Concho. In addition, these allocations, if made using historical general and administrative structures, may not produce allocations that would be indicative of the historical performance of the Concho Properties had they been owned by Silver Hill II due to the differing size, structure, operations and accounting policies of Concho and Silver Hill II. The accompanying Statement also does not include provisions for depreciation, depletion, amortization and accretion, as such amounts would not be indicative of the costs which Silver Hill II will incur upon the allocation of the purchase price paid for the Concho Properties. For these reasons, the Statement is not indicative of the results of operations of the Concho Properties on a going forward basis due to changes in the business and the omission of various operating expenses. Furthermore, no balance sheet has been presented for the Concho Properties because not all of the historical cost and related working capital balances were segregated or easily obtainable, nor has information about the Concho Properties’ operating, investing and financing cash flows been provided for similar reasons. Accordingly, the accompanying Statement is presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission (“SEC”) Regulation S-X.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

Accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the amounts reported in the Statement. Actual results could be different from those estimates.

Revenue Recognition

Total revenues in the accompanying Statement include the sale of oil, natural gas and natural gas liquids, net of royalties. Revenues are recognized when the significant risks and rewards of ownership have been transferred, which is when title passes to the customer. Oil, natural gas and natural gas liquids revenues included in this Statement are recorded on the sales method, under which revenues are based on the oil, natural gas, and natural gas liquids delivered rather than the net revenue interest share of oil and natural gas produced. There were no significant imbalances with other revenue interest owners during the period from January 1, 2016 through February 25, 2016.

Direct Operating Expenses

Direct operating expenses are recognized when incurred and consist of direct expenses of operating the Concho Properties working interest. The direct operating expenses include lease operating, production taxes, processing and transportation expenses. Lease operating expenses include lifting costs, well repair expenses, facility maintenance expenses, well workover costs, and other field related expenses. Lease operating expenses also include expenses directly associated with support personnel, support services, equipment, and facilities directly related to oil and gas production activities.

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NOTES TO THE STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES

OF THE CONCHO PROPERTIES WORKING INTEREST (continued)

NOTE 3—COMMITMENTS AND CONTINGENCIES

Management is not aware of any known claims, litigation or disputes pending as of the effective date of the Concho Acquisition, or any matters arising in connection with indemnification. In addition, management is not aware of any legal, environmental or other commitments or contingencies that would have a material adverse effect on the Statement.

NOTE 4—SUBSEQUENT EVENTS

Management of Silver Hill II has evaluated events through October 13, 2016, the date the Statement was available to be issued, and has concluded no events need to be reported during this period.

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